Exhibit 99.1

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 FFBI   Policy Type   Governance Process   Policy   Material Personal Interests
                                                        (Conflict of Interest)
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The Board of Fit For Business  International,  Inc.  places great  importance on making clear any existing or potential conflicts of interest for directors or senior executives. Accordingly:

1. Each director or senior executive must declare to the Board all material personal interests. The Board considers that material personal interests are all business or personal interests which cause, or could reasonably be expected to lead to, a conflict of interest involving a director or senior executive and his/her role and relationship with Fit For Business International, Inc.. Once declared all material personal interests shall be registered in the Register of Interests.
2. All such entries in the Register shall be presented to the Board and minuted at the first Board meeting following entry in the records.
3. All material personal interests must be declared by the director or senior executive concerned at the earliest time after the reasonable expectation of conflict is identified.
4. Each director or senior executive is responsible to act in good faith and to determine whether a matter amounts to a material personal interest and therefore whether it must be declared to the Board in accordance with this policy. However individual directors or senior executives, aware of an actual or potential conflict of interest of another director or senior executive, have a responsibility to bring this to the notice of the Board. If the Board becomes aware, by any means, of a matter which, in the Board's opinion amounts to a material personal interest and which has not been declared by the director or senior executive concerned, the Board shall advise the individual accordingly and the matter will be deemed to have been declared by that director or senior executive under this policy.
5. Where a director has a material personal interest in a matter being considered by the Board the director concerned shall not vote on any resolution relating to that matter.
6. The director or senior executive shall only remain in the room during any related discussion if the Board (excluding the director or senior executive concerned, who shall leave the room) first passes a resolution allowing the director or senior executive concerned to be present in the room for the discussion. For these purposes, the resolution of the remaining board members must be an ordinary resolution of the directors present, provided they form a quorum without counting the director who has left the room. If the matter being considered by the Board relates to the giving of a financial benefit to the director or to another related party of the company then the Board will consider if necessary obtain appropriate advice, as to the need for the matter to be referred to a meeting of the shareholders of the company.
7. The Board will determine what records and other documentation relating to the matter will be available to the director.
8.     All such occurrences will be minuted.
       The Board acknowledges that this policy and all decisions and discussions relating to matters which involve a material personal interest of a director or senior executive must be interpreted and handled in accordance with any overriding provisions of the Law and the constitution of the company.

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Material personal interests may arise where, amongst other things:

    o a director or senior executive, or his/her immediate family or business interests, stands to gain financially from any business dealings, programmes or services provided to Fit For Business International, Inc..
    o a director or senior executive offers a professional service to Fit For Business International, Inc..
    o a director or senior executive stands to gain personally or professionally from any insider knowledge if that knowledge is used for personal or professional advantage.